EXHIBIT 2


                                 CSW CREDIT, INC.
                                EARNINGS COVERAGE
                            (thousands, except ratios)

                                                          1999

                                           April          May           June

Net Income                                  $780          $956          $865
Income Taxes                                 406           500           451
Tax benefit of Parent
  Company loss                               (27)          (27)          (27)
Interest Expense/
  Credit Line Fees                         2,576         2,954         3,273
                                         ----------    ----------   ----------

Earnings                                  $3,735        $4,383        $4,562
                                         ==========    ==========   ==========

Interest Expense/
  Credit Line Fees                        $2,576        $2,954        $3,273



Ratio of Earnings
  To Fixed  Charges                         1.45          1.48          1.39




                                CAPITAL STRUCTURE
                                  JUNE 30, 1999
                                   (thousands)



Short-term Debt                           $818,172          92.2%
Common Equity                               69,457           7.8%
                                         ----------    -----------

           Total                          $887,629           100%
                                         ==========    ===========